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                                                                 Exhibit 10.1

              AMENDMENTS TO SUPPLEMENTAL COMPENSATION PLAN
              --------------------------------------------
                       (Effective July 13, 1995)


Paragraph 9f is hereby amended by adding the following sentence at the end thereof:

        "Notwithstanding the foregoing sentence, the Compensation and Option Committee may in its sole discretion determine to credit Employees' deferral accounts with, or make other adjustments as a result of, dividend equivalents, interest equivalents or other earnings or return on such accounts pursuant to Paragraph 10g."

Paragraph 10 is hereby amended by adding the following new
Paragraph 10g at the end thereof:

        "10g.  Deferrals of Awards for 1995 and Subsequent Years.
         Anything in this Plan to the contrary notwithstanding, any Employee who elects to defer all or part of an award of supplemental compensation for 1995 or subsequent years under the Plan may, in the manner and to the extent determined by the Compensation and Option Committee, select one or more investment options permitted by such Committee solely for the purpose of accounting for the deferred amount as if it had been invested in such investment(s). No actual investment shall be made on behalf of such Employees. The Compensation and Option Committee shall determine the manner and extent to which Employees' deferral accounts shall be credited with, or otherwise adjusted to reflect, dividend equivalents, interest equivalents or other earnings or return which would have been earned on such accounts had they been so invested and the method of valuing such accounts. Unless otherwise determined by the Committee, deferrals of supplemental compensation for 1995 and subsequent years shall be made under, and governed by the provisions of, the Company's Deferred Compensation Plan and are payable only in cash. In no event shall the Reserve be debited as a result of such deferrals; provided, however, that all awards of supplemental compensation made under this Plan shall be debited to such Reserve, notwithstanding any such deferrals made with respect to such awards."


Rule 13 is hereby amended by adding the following new paragraph 7 at the end thereof:

         "7. Mandatory Deferrals of Awards for 1995 and Subsequent Years. Notwithstanding anything contained in this Rule 13 to the contrary, unless otherwise determined by the Compensation and Option Committee, (i) Deferred Amounts relating to awards of supplemental compensation for 1995 and subsequent years shall be accounted for, on a book entry basis, as if they had been invested in one or more investment options available as the measuring mechanism under the Deferred Compensation Plan and selected by the Compensation and Option Committee for the particular deferral and (ii) the related deferral accounts shall be credited with, or otherwise adjusted to reflect, dividend equivalents, interest equivalents or other earnings or return on such accounts in the manner determined pursuant to Paragraph 10g of the Plan."

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